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                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to the United Auto 401(k) Savings and Retirement Plan and United Auto Group, Inc. Stock Option Plan, of our report dated February 27, 1998, on our audits of the consolidated financial statements and financial statement schedules of United Auto Group, Inc. as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Annual Report Form 10-K.

                                               /s/ Pricewaterhouse Coopers LLP

August 18, 1998